Exhibit 99.1
Con-way
NEWS RELEASE
Contacts:
Investor:  Patrick Fossenier  1+ 734-757-1557
News Media:  Gary Frantz     1+ 734-757-1558
CON-WAY INC. REPORTS 2011 THIRD QUARTER RESULTS

ANN ARBOR, Mich. —November 3, 2011—Con-way Inc. (NYSE:CNW) today reported 2011 third quarter net income of $29.1 million, or 52 cents per diluted share. This compared to a 2010 third quarter net loss of $8.2 million (15 cents per share), which included goodwill impairment and other pre-tax charges of $21.9 million (detailed in the attached reconciliation). Excluding the charges, on a non-GAAP basis 2010 third quarter earnings would have been 22 cents per diluted share.

Operating income in the 2011 third quarter was $61.1 million compared to $12.5 million earned in the third quarter a year ago.  Revenue for the 2011 third quarter was $1.38 billion, an 8.4 percent increase from last year’s third quarter revenue of $1.27 billion.

Douglas W. Stotlar, Con-way’s president and CEO, noted that the quarter’s results reflected consistent operating improvement in Con-way’s core businesses compared to last year’s third quarter.

Con-way Freight, the company’s less-than-truckload (LTL) operation, overcame soft demand trends early in the quarter to turn in a solid performance, with business levels steadily improving as the quarter progressed.  “Con-way Freight’s continued focus on managing costs, rationalizing volumes in the network and maintaining yield growth delivered positive results,” Stotlar said. “The emphasis remains on continuous improvement in all areas of the business.”

Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, sustained its quarterly earnings momentum. “Stable customer volumes and good cost controls enabled Menlo to deliver growth in net revenues and profits,” Stotlar noted. “We were encouraged as demand for high-value contract logistics and supply chain management services continued to gain traction.”

Con-way Truckload recorded gains in revenue, operating efficiencies and income compared to last year’s third quarter. “Higher asset utilization, increased revenue per mile and lower empty miles contributed to the quarter’s results,” Stotlar said. “Overall market demand has been steady and some regions are becoming capacity constrained. Con-way Truckload is maintaining its emphasis on premium service, margin improvement and network efficiency.”

The third-quarter tax provision in 2011 was $18.5 million, and in 2010 was $6.7 million. The 2010 third quarter included a non-deductible goodwill impairment charge for which there was no tax benefit. Excluding this item, and other less material discrete tax adjustments, the third-quarter effective tax rate was 37.4 percent in 2011 compared to 42.6 percent in 2010.

Segment results for Con-way’s principal operations were as follows:

FREIGHT

For the third quarter of 2011, Con-way Freight reported:

•	Revenue of $843.3 million, a 5.8 percent increase over last year’s third-quarter revenue of $797.1 million. Improved yield, including higher fuel surcharge revenue, accounted for revenue growth.

•	Operating income of $40.7 million, an increase over the $13.1 million earned in the year-ago period. The quarter benefited from improved revenue and efficiency gains.

•	Revenue per hundredweight, or yield, increased 12.0 percent from the previous-year third quarter. Excluding the fuel surcharge, yield rose 6.7 percent.

•	Tonnage per day declined 5.5 percent compared to the 2010 third quarter, reflecting the company’s focus on network efficiency.

•	Operating ratio was 95.2 in the 2011 third quarter compared to 98.4 in the previous-year period.

LOGISTICS

For the third quarter of 2011, Menlo Worldwide Logistics reported:

•
Revenue of $417.1 million, an increase of 12.7 percent from the prior year third-quarter revenue of $370.0 million. The quarter benefited from increased revenue in both transportation management and warehouse management services.

•	Net revenue of $154.7 million, a 9.9 percent increase from $140.7 million in the previous year third quarter.

•
Operating income of $12.7 million, compared to an operating loss of $6.3 million in the third quarter of last year. Excluding a $16.4 million goodwill impairment charge, third-quarter operating income in 2010 was $10.1 million.

TRUCKLOAD

For the third quarter of 2011, Con-way Truckload reported:

•
Revenue of $158.7 million, a 12.8 percent increase over last year’s third-quarter revenue of $140.7 million, reflecting the positive effects of higher fuel surcharges and improved revenue per loaded mile, which increased 4.6 percent from the previous-year third quarter (excluding fuel surcharges).

•
Operating income of $7.9 million, a 43.7 percent increase over operating income of $5.5 million in the previous-year period.   The increase in third-quarter operating income resulted largely from improved pricing and operating efficiencies, partially offset by higher self-insurance expense.

•	Empty miles were 9.5 percent of total miles compared to 10.8 percent in the previous-year third quarter.

•	Operating ratio exclusive of fuel surcharges was 93.6, compared to 95.3 in the third quarter of 2010.

CON-WAY OTHER

Con-way Other includes the company’s Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $0.1 million in the third quarter of 2011compared to operating income of $0.2 million in the third quarter of 2010.

INVESTOR CONFERENCE CALL

Con-way will host a conference call for the investment community tomorrow, Friday, November 4, beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.

An audio replay will be available for two weeks following the call by dialing (800) 642-1687 or (706) 645-9291 (for international callers) and using access code 17505559.  An Internet replay of the presentation will also be available at the Con-way website.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.0 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets.  Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries.  For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements  include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2010 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of November 3, 2011, and are subject to change.  Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Operating Results
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue
Freight	$843,300	$797,078	$2,450,870	$2,339,046
Logistics [a]	417,142	370,049	1,181,129	1,111,007
Truckload	158,705	140,655	459,371	426,725
Other	12,160	10,416	36,454	36,274
Inter-segment Revenue Eliminations	(54,228)	(48,015)	(156,569)	(174,695)
	$1,377,079	$1,270,183	$3,971,255	$3,738,357
Operating Income (Loss)
Freight [b]	$40,721	$13,062	$100,220	$27,135
Logistics [c] [d]	12,679	(6,282)	33,420	19,582
Truckload	7,867	5,475	25,273	13,582
Other	(142)	246	(927)	2,034
	61,125	12,501	157,986	62,333

Other Expense, net	13,519	14,034	43,575	46,469

Income (Loss) before Income Tax Provision	47,606	(1,533)	114,411	15,864
Income Tax Provision	18,478	6,695	48,939	14,266

Net Income (Loss) Applicable to Common Shareholders	$29,128	$(8,228)	$65,472	$1,598

Weighted-Average Common Shares Outstanding
Basic	55,535,074	54,286,677	55,331,170	51,780,610

Diluted	56,117,334	54,286,677	56,054,059	52,410,846

Earnings (Loss) Per Common Share
Basic	$0.52	$(0.15)	$1.18	$0.03

Diluted	$0.52	$(0.15)	$1.17	$0.03

[a] Logistics' net revenue
Revenue	$417,142	$370,049	$1,181,129	$1,111,007
Purchased transportation expense	(262,477)	(229,320)	(737,159)	(683,232)
Net revenue	$154,665	$140,729	$443,970	$427,775

[b]
Includes $4.4 million prior-year third quarter expense at Con-way Freight for executive severance and the consolidation of Con-way's executive offices. In connection with these events, $5.5 million of expenses were recognized by Con-way and allocated across all reporting segments, with the Freight segment incurring the predominant amount of the related expense.

[c]	Includes a $2.8 million prior-year first-quarter charge for the write-off of a customer-relationship intangible asset.

[d]	Includes a $16.4 million prior-year third-quarter goodwill-impairment charge.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Income (Loss) Applicable to Common Shareholders	$29,128	$(8,228)	$65,472	$1,598

Before-Tax Reconciling Items
Goodwill impairment	-	(16,414)	-	(16,414)
Customer-relationship intangible-asset impairment	-	-	-	(2,767)
Employee-separation costs	-	(5,490)	-	(5,490)
	$-	$(21,904)	$-	$(24,671)
Tax-Related Reconciling Items
Tax effect of items above	-	2,141	-	2,833
Changes in annual effective tax rate	305	15	572	35
Discrete tax adjustments	(692)	(356)	(6,034)	663
	$(387)	$1,800	$(5,462)	$3,531

Adjusted Non-GAAP Financial Measures:
Net Income Available to Common Shareholders	$29,515	$11,876	$70,934	$22,738

Earnings Per Diluted Common Share	$0.53	$0.22	$1.27	$0.43

Diluted Common Shares Outstanding	56,117,334	54,800,059	56,054,059	52,410,846

Information About Non-GAAP Financial Measures:

Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets	$1,243,208	$1,120,077
Property, plant and equipment, net	1,435,528	1,404,585
Other assets	416,896	419,070
Total Assets	$3,095,632	$2,943,732

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$731,813	$651,890
Long-term debt and capital leases	779,537	793,950
Other long-term liabilities and deferred credits	686,010	678,360
Shareholders' equity	898,272	819,532
Total Liabilities and Shareholders' Equity	$3,095,632	$2,943,732